Exhibit (p)(2)

2010 FIL Limited Code of Ethics and Policy on Inside Information
February 2010

FIL Ethics Office https://www.fil-coe.uk.fid-intl.com For immediate attention and retention

Contents

1. Rules for Personal Investing

2. Policy on Inside Information

3. How we enforce the Code

4. Key Concepts

Our commitment to Ethical Behaviour

FIL is committed to putting the interests of its clients and investors first and repaying the trust they place in us every day. That essential commitment gives rise to a number of values which guide FIL and which therefore guide the behaviour of all FIL employees. The detailed requirements of this policy articulate those values as they apply to your personal transactions in funds and other securities. However, there are other aspects of the relationship we have with our clients and investors.

The following values should govern the way you behave whilst employed by FIL and a failure to adhere to these will result in action being taken as outlined in the "How we enforce the Code" section of this document. Some are dealt with in more detail in other documents such as our procedures around conflicts of interest, internet usage and "Dignity at work" policies and you should familiarise yourself with these.

These values are to be observed in the spirit in which they were designed and the commentary provided below is not exhaustive.

You should not do something or fail to do something that has the effect of placing your personal interests above those of our clients and investors.

This would include suppressing a client complaint if you are the subject of it, trading personally ahead of the funds when in possession of relevant information or providing false, incomplete or misleading information to clients to avoid personal embarrassment.

You should not use client or investor assets for personal gain.

This would include directing client commission payments for personal profit, investing client funds in return for personal advantage or any other form of misappropriation of client money or other assets.

You should not use FIL's name, facilities or resources for any purpose other than those for which they were designed.

This would include paying inflated amounts for goods or services to gain personal advantage, awarding research votes on other than an objective basis, or using FIL's name to gain privileged access to or discounts on services that are not available to all qualifying employees.

2

Important note

How the Code of Ethics (which we are required to provide you with) applies to you will depend upon what category of employee you are. Most employees simply have to follow those rules which apply to all employees, also known as Core Employees.

However, depending upon your role you can be categorised as a Fund-Access Person. If you fall into this category you must follow those further rules which are clearly marked in the Code.

Fund-Access Persons

This includes persons with access to confidential fund information and/or with the power to influence the conduct of a fund including those in and working with employees of investment management systems and operations; pricing and fund administration; oversight; fund managers, research analysts, traders and any others involved in handling or directing trades in the funds.

Please note that you can also be placed within a specific category by designation of the Ethics Office.

Throughout the Code there are references to web-based fact sheets where you can get more detail. These fact sheets are available on the online Code of Ethics system. (http://www.fil-coe.uk.fid-intl.com)

  A Guide to Preclearance.
  A Guide to the 60 day gain rule.
  Approved Mutual Funds.
  Code of Ethics Forms.
  Compliance Contacts.
  Covered Person - when the Code applies to you or someone other than you.
  Disclosing accounts holding Non-Covered Securities.
  Frequently Asked Questions.
  Permissible Indices.
  Sanction and Appeals Process.
  Special Approvals - when you may be able to get relief from the Code.
  Treatment of options under the 60 day gain rule.

Key Principles

1. You should always conduct your personal affairs in a manner that does not conflict or even appear to conflict with the obligations we owe our clients and our obligations to treat all of our clients fairly.

2. The Code applies both to you and those close to you and in whose financial affairs you may have an interest.

3. You are expected to abide by the spirit as well as the letter of the Code.

4. You should never use information obtained in your role at FIL for personal gain or pass it on to someone who may so use it.

5. You should never disclose or abuse confidential information as this could affect the interests of our clients.

6. You do not trade when in possession of sensitive fund information or inside information (for the same reason as above).

7. You must deal through a br oker which provides duplicate reporting to FIL.

8. If you are a Fund-Access person you must obtain preclearance if necessary before placing an order.

9. You must complete all the necessary forms accurately and on time.

1 Rules for Personal Investing

RULES FOR ALL EMPLOYEES

The Code has rules about owning and trading securities for personal benefit. Some of the rules apply both to you and anyone who is a covered person (see Key Concepts).

As a FIL employee you must not place your personal interest ahead of the interests of our clients, including the investors in our funds. You must therefore never take advantage of your relationship to the funds or FIL to benefit yourself or another party.

Because no set of rules can cover every situation it is critical that you follow the Key Principles and abide by the spirit as well as the letter of the Code. Any activity that compromises our integrity can harm FIL's reputation and may be reviewed by the Ethics Office and action taken.

KEY CONCEPTS

Some terms have specific meanings in the Code - these are set out in Key Concepts inside the back cover, in the text they appear in blue.

REQUIREMENTS

Acknowledging the rules

Within 10 days of starting at FIL and every year after, or if your classification is upgraded to Fund-Access during the year, you must confirm that:

  You understand and will follow the rules that apply to you.
  You authorise FIL to obtain and monitor data regarding your transactions covered by the Code.
  You will follow any new or existing rules that apply to you in the future.

As well as the Code you must follow any securities laws to which you are subject.

Reporting violations

If you become aware that you or someone else has broken the Code, you must promptly report this to the Ethics Office.

Disclosing accounts and holdings

The Code covers accounts and holdings in your name and also those of any other covered person.

You must disclose all covered accounts to FIL within 10 days of starting and thereafter as requested.

You will also need to disclose any holdings in FIL funds held in an account outside FIL.

An Annual Acknowledgement will collect this information each year.

You must arrange for duplicate reports of trades and account statements to be provided by your broker. The relevant form is available on the online Code of Ethics System.

Covered Person - when the Code applies to you or someone other than you.
Code of Ethics Forms.

FIDUCIARY DUTY

Your responsibility to place FIL clients first is a fiduciary duty you must observe. This means never placing your personal interests ahead of those of any FIL fund.

DISCLOSURE

Core Employees must complete an Annual Acknowledgement.

Fund-Access Persons must complete an Annual Acknowledgement and Quarterly Trade Verification forms.

Rules for Personal Investing - continued

PROHIBITIONS

Selling short

In any account, the short position in a particular covered security may not be greater than the shares of that security held in that account.

Trading restricted securities

You and any other covered person may not trade a restricted security. If you have been told specifically not to trade a security, then you must not trade it until the restriction is lifted.

Short Term Trading in FIL Funds

Trading in and out of a FIL fund within a 30-day period is prohibited. If the fund prospectus places a stricter obligation then this stricter rule will apply. Breaches will mean you have to surrender any profit and other sanctions may apply. This prohibition also applies to FIL funds held in your FIL pension account.

Participating in an IPO

You and any other covered person are not allowed to participate in an initial public offering of securities (IPO). The rule applies to equity and corporate debt securities, free stock offers through the internet and lotteries for allotments of shares in an IPO.

There are exceptions that can be made for certain circumstances (see below) and you will need approval from your local Ethics Office. You may not participate without such approval.

Use of derivatives, structured instruments and spread betting

If something is prohibited under the Code, or by the preclearance system, it is also prohibited to attempt to accomplish the same thing through the use of derivatives (including options, futures etc.), structured products and spread betting.

Trading an account you do not own

You or any other covered person may not have authority to trade, place or direct trades of covered securities in an account not owned by you or any other covered person which is not a covered account. With prior approval from your Ethics Office, you or any other covered person can have authority over a non-covered account owned by a member of your family, but this may be subject to restrictions that will be advised at the time. Until such approval is received you or any other covered person must not trade, direct or place deals on the account.

Investment clubs

No covered person may participate in or advise an investment club or similar arrangement.

Hedge Funds

You may not invest in a hedge fund.

Excessive Trading

This is strongly discouraged. In general, if you and any other covered person trade more than a total of 25 trades a quarter in covered securities (other than open-ended funds), you should expect additional scrutiny of such trades. We monitor trading activity and may require you to limit the number of trades.

Serving as a director/trustee

Unless you have prior approval from the Ethics Office, you may not serve as a director or trustee of a publically traded company or a non-FIL private company that has or may issue shares. The request must go to your manager and local Ethics Office and approval will be dependent on there being no conflict between the role and the interests of our clients and funds.

SHORT STRATEGIES

Short strategies involving options, futures, ETFs and structured notes based on the Permissible Indices or non-cover ed securities are permitted.

IPO EXCEPTIONS

You may be able to obtain approval if:

  You or any other covered person have been offered shares as you already have equity in the company.
  You or any other covered person are a policyholder or depositor of a mutual company that is demutualising.
  A covered person has been offered the shares as an employee.

Additional rules for Fund-Access Persons only

REQUIREMENTS

Preclearance

The preclearance process is designed to reduce the possibility of conflicts between your trades and the funds.

The rules of preclearance

  You and any covered person must clear in advance all orders to buy or sell a covered security.
  Preclearance is valid only for the day given and may not be carried over (placing good-until-cancelled orders is not permitted).
  If your order is not completed by end of day, any uncompleted part must be cancelled to avoid a violation.

Your commitment

In seeking preclearance you are giving your word that:

  You do not have any inside information (see Policy).
  You are not using knowledge of actual or potential fund trades.
  You believe that the trade is available to all investors on the same terms.
  You will provide any information regarding the trade requested by your Ethics Office.

Securities which are excused preclearance

  Shares of FIL funds and FMR funds, but not FIL managed closed end funds, such as Investment Trusts in the UK
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less
  Options, Futures and Warrants on Permissible Indices.
  Structured products and ETFs based on Permissible Indices or non-covered securities
  Securities transferred as a gift
  Automatic dividend reinvestments
  Rights' subscriptions
  Exchange traded currency derivatives
  Routine automatic investment plan investments or withdrawals

Note: The above covered securities must be disclosed on the relevant forms.

A Guide to Preclearance.

Disclosing securities accounts, holdings and transactions in covered securities

In addition to the requirements on page 5 you must disclose:

  Any other type of securities account under the name or control of a covered person, including accounts holding non-covered securities (such as shares of mutual funds, commodities or other investment products managed by another company).
  In addition to accounts, any holding of covered securities held in or outside a covered account (including covered securities purchased through an automatic investment plan).

Information must be current as of a date no more than 45 days prior to the date you became an access person (with respect to the initial report) and no more than 45 days prior to the date of each annual report.

Disclosing accounts holding non-covered securities.

An exception to this rule will apply to accounts held with FIL and FundsNetwork™ (where you just have to disclose the account). For covered accounts holding shares in FMR funds you must also disclose the holdings in such funds.

If you trade through an automatic investment plan you should report such transactions on your Quarterly Trade Verification ("QTV") form. If you give or receive covered securities other than through trading (e.g. via a gift or inheritance) you should also include these on the QTV.

You must complete a QTV of transactions in covered securities each quarter as directed and within the time limit set out. The QTV should include any transactions subsequent to the holdings reported on the Annual Acknowledgement.

Affirmative Duty

If you have material information on an investment in which the funds might be interested you must inform the relevant investment professionals before acting upon it for your own account or any fund that you manage. Any personal holding by a covered person in a covered security should be disclosed if you are advising someone making an investment decision on that security.

PRECLEARANCE

Preclearance is available during market hours of the relevant security (except for a period of time - usually 75 minutes after market opening - to allow for the placement of fund orders).

EXCEPTIONS TO PRECLEARANCE

You may be able to obtain prior approval from your local Ethics Office to trade without preclearance if:

  The covered account is managed by a professional third party who has discretionary trading authority.
  Repeated rejection of preclearance is causing significant hardship.
  The trade will not be executed on the same day of instruction

CORPORATE ACTIONS

Corporate Actions may require special approval, please contact your local Ethics Office before participating.

Special approvals

Additional rules for Fund-Access Persons only - continued

PROHIBITIONS

Profiting from fund knowledge

You may not use your knowledge of trades or holdings in FIL funds or FMR funds for personal benefit.

Surrendering 60 day gains

You may not enter into an opposite transaction of a covered security within 60 days of the previous transaction. The basic rule for identifying which shares you have sold or repurchased is what is sometimes referred to as "LIFO", which stands for "Last In First Out". In other words, you are treated as having sold first the shares you acquired most recently or having repurchased the shares you have sold most recently.

If you do enter into such a transaction you may be sanctioned and any gain resulting (or loss avoided) may be forfeit. Gains will be calculated based on the earliest transaction within the 60 day period.

This rule does not apply to transactions in:

  Shares of FIL funds and FMR funds (but see Short Term Trading in FIL funds rule)
  Options, Futures and Warrants on Permissible Indices
  Structured products and ETF's based on Permissible Indices or non-covered securities
  Exchange traded currency derivatives
  An automatic investment plan
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less

A further exception is available with the prior approval of your local Ethics Office if this rule would prevent you realising a tax loss on the proposed trade. Approval will take into account fund trading and other preclearance tests and no more than three may be given in any calendar year.

Influencing a fund to benefit yourself or others

You must not influence the conduct of a FIL fund for the benefit of anyone other than such shareholders and clients (for example by causing it to trade so as to improve the value of a stock you or a friend holds).

Trading within 7 Days of a fund

If you are responsible for managing or directing trades on a FIL fund you and any covered person may not trade a covered security before or after seven days of that fund trading the same, or similar, security.

If within seven days after a personal trade you wish to trade the same security for the fund, you must do so if in the best interests of the fund. The circumstances will be reviewed and you may be required to provide an explanation.

This rule does not apply to transactions in:

  Shares of FIL funds and FMR funds (does not include FIL managed closed end funds, such as Investment Trusts in the UK).
  Government securities and securities issued by government agencies which have a remaining maturity of one year or less.
  Options, Futures and Warrants on Permissible Indices.
  Structured products and ETFs based on Permissible Indices or non-covered securities.
  Automatic dividend reinvestments
  Rights' subscriptions
  Exchange traded currency derivatives
  Routine automatic investment plan investments or withdrawals.

Trading after a research note

You may not trade a covered security of an issuer until two full business days have passed since the last FIL or FMR research note on that issuer. (This rule is tested during preclearance.)

Buying securities in broker-dealers

No covered person may buy the securities of a broker-dealer or its parent company if they have been restricted by FIL. (This rule is tested during preclearance.)

Private Securities

You and any covered person must get prior approval from your local Ethics Office before investing in any private placement or other private securities not issued by FIL.

A guide to the 60 day gain rule.

Treatment of options under the 60 day gain rule.

A WORD OF CAUTION

If you use covered securities as security for a loan (including margin accounts) there is no guarantee that you will receive preclearance or any other required permission to trade when you want to liquidate a holding to meet a call.

Also note that the 60 day gains rule applies to liquidations as do the insider trading rules. Failure to makea call could place you in default.

You should consider these constraints before setting up such arrangements.

STRUCTURED PRODUCTS ISSUED AS PRIVATE SECURITIES

Investment in structured products based on Permissible Indices or non-covered securities and issued through private placement does not require prior approval from the Ethics Office.

2 Policy on Inside Information
The purpose of these rules is to ensure compliance with securities laws by prohibiting anyone from trading any security while in possession of material, non-public information about that security or its issuer. They also explain how to handle any information you do get to protect you, FIL and to prevent unauthorised use or dissemination.

REQUIREMENTS

Advise Legal/Compliance immediately if you acquire inside information

If this happens as part of your job or otherwise, you must immediately advise the relevant Legal or Compliance contact and no one else (not even your manager).

The Legal or Compliance contact will (using a lawyer where appropriate):

  Advise you if the material is inside information, and
  Advise you of what steps to take.

You must not:

  Disclose the inside information or the fact you have it to anyone other than the Legal or Compliance contact and designated lawyer (unless you have been advised otherwise), even if you believe such disclosure is harmless.
  Trade or cause anyone else to trade in the security about which you have inside information (whether for a fund, account or in a personal capacity) regardless of whether or not you might have a financial interest in the trade.

You must:

  Co-operate fully with the Legal or Compliance contact, Ethics Office and lawyer including signing any confidentiality agreements.
  Retain any documentation relating to the information until you are advised by the lawyer it may be discarded.

INSIDE INFORMATION

This is any information about the issuer of a security, or the security itself that is both material and non-public.

You must consider information to be material if:

It is reasonable to expect the price of the security (or a correlated security) would change if the information were public; or there is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.

You should consider information to be non-public if it is not generally available to the public in a widely used medium, such as a press release.

ALWAYS CHECK before sharing any information that may potentially be inside information.

Policy on Inside Information - continued

Safeguarding inside and other sensitive information

You are responsible for safeguarding inside and other sensitive information from unauthorised disclosure. Appropriate precautions should be part of your daily awareness and workplace routines including:

  Never discussing inside or other sensitive information in public places.
  Storing sensitive documents in a secure place.
  Not leaving sensitive documents in copiers or meeting rooms or in view on your desk unless access to the desk is controlled.
  Using passwords to protect information stored on computer and changing them regularly.
  Disposing of sensitive documents using secure means such as shredders or designated waste bins (see also: http://infosecurity.fmr.com/spi/).

The importance of Internal Information Barriers

Just as it is essential that individual employees handle any inside information responsibly, it is essential to FIL's efficient functioning that certain areas are not compromised by having inside information. This is achieved by a system of internal information barriers of which these procedures form an essential part.
Following these rules not only protects you, but is also essential to maintaining FIL's integrity and reputation.

The Code and Securities Laws

Trading on or sharing inside information is a serious violation not just of this Code but of the law - in some territories the criminal law. FIL will be vigilant in its enforcement efforts and employees who breach these rules will be subject to disciplinary action, potentially including dismissal. This would be in addition to any sanction handed out by local regulators or courts. There are detailed policies and procedures for the handling of inside information applicable to each region in which FIL operates. For more information, contact your local Legal and Compliance representative.

Inside Information and the Workplace

There are a number of ways employees might come across inside information - for example:

  By hearing it from personal sources such as a spouse or friend working at a public company to overhearing a conversation in a lift or bar.
  Because of your work, a broker or public company may knowingly or unwittingly pass on inside information in a business conversation.
  You may be involved in negotiations for a contract or joint venture between FIL and a public company the substance of which, the existence of which, or the potential for which, could be price sensitive or constitute inside information.
  From a customer when trading on their account.
  A securities issuer may want to seek FIL's views on a proposed corporate action or change of CEO.

It is quite easy to come into possession of inside information, but far more difficult to get rid of it. Avoidance is the best defence, but if you do receive inside information you must follow FIL's procedures.

3 How we enforce the code

The Ethics Office

The Ethics Office regularly reviews the forms and reports it receives. If you are asked to provide further information or justifications it is in your interest to do so promptly, completely and accurately.

Special Approvals

In cases where you believe that you may qualify for an exception referred to in the Code you must seek prior approval from the Ethics Office. Similarly you must apply if you believe that an exception is justified because of your particular circumstances.

When granted, special approvals may have conditions attached and may be for a limited period. They will in any event be subject to review and may be withdrawn.

Special Approvals - when you may be able to get relief from the Code.

Violations

If it is determined that you or any other covered person has broken the Code, FIL has a variety of sanctions available to it which may take the form of one or any combination of the following:

  A sanction letter on your personal record
  A fine or other financial penalty
  A limitation or ban on personal trading for a period
  Dismissal from employment
  Referral to civil or criminal authorities

Before any sanction is applied, you will be provided with an opportunity to explain your conduct and make a representation. You will be advised before making your representation of the potential sanction that might be applied to the violation.

Serious cases and those involving senior executives may be considered by the FIL Ethics Oversight Group formed of representatives from the business, support and oversight areas.

We may take into account any relevant past conduct of the employee, such as prior breaches, as well as if the violation has been reported at the employee's own initiative.

We will strive to be fair and consistent both in terms of the particular circumstances of the case and FIL's overall policy on discipline.

FIL's interpretation of the requirements of the Code will take into account all relevant material and will be regarded as final.

Appeals

If you believe that a request for a special approval has been incorrectly denied or inappropriate sanction applied to you, there is an appeal process.

Within a reasonable period, usually five days of the decision, you should provide the Ethics Office with an explanation for your seeking a review, including any factors which may not have previously been considered.

You may seek a personal meeting on the matter and bring a personal representative.

In cases of a very serious sanction, any appeal will be handled in accordance with local employment procedures.

Sanction and Appeals Process.

4 Key Concepts

Approved Funds

Regulated non-FIL mutual funds in Approved Jurisdictions provided that:

  Shares may be redeemed on demand.
  The net asset value (NAV) of the fund is calculated on a daily basis.
  Shares are issued and redeemed on a "forward pricing basis" at the NAV next determined after the buy or sell order.

Any other fund approved by the FIL Ethics Office.

Approved Mutual Funds

Approved Jurisdictions

Those where FIL or FMR have fund management operations as well as all member Countries of the European Union - see COE web site for listing.

Automatic Investment Plan

A program in which regular purchases (or withdrawals) are made automatically according to a set schedule and allocation, including monthly savings plans.

Covered Account

Includes any account which does or is intended to hold covered securities (including FIL and FMR Funds) and which belongs to one or more of the following:

  A covered person;
  A company where a covered person is a controlling shareholder or directs its investment decisions;
  A trust where you or any other covered person are:

(i) A beneficiary and make investment decisions; or

(ii) A trustee and you either might benefit from the trust or an immediate family member is a beneficiary; or

(iii) A settler where you can revoke the trust and where you make investment decisions;

  Any undertaking or account in which you or any other covered person has an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction or receive a benefit from a securities transaction.
  An account over which you or any other covered person have a power of attorney or otherwise control with the approval of the Ethics Office (see page 6).

As well as brokerage accounts, covered accounts include accounts with shares of FIL funds and FMR funds such as accounts held at FIL or FundsNetwork™. These must include wrap accounts (for example in the UK, PEP, ISA, PEA, SIPP and unit-linked life policies and investment bonds, etc.) but not your FIL pension scheme account.

[Please note that with prior written approval from the Ethics Office an account may be excluded from this if you have no investment influence, such as a blind trust].

Covered Person

FIL is concerned not only that you observe the requirements of the Code, but also those in whose affairs you are actively involved observe the Code. This means that the Code can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction.

This includes:

  You and your spouse/domestic partner who shares your household.
  Any other immediate family member who shares your household and is under 18 or financially supported by you (immediate family member includes children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and parents- children- and siblings in law);
  Anyone else the Ethics Office has designated a covered person.

This is not an exclusive list and a covered person may include, for example, immediate family members who live with you but who you do not financially support, or who you financially support, or who financially support you but do not live with you. If you have any doubt as to whether a person would be considered a covered person under the Code, contact your local Ethics Office.

Covered Person - when the Code applies to you or someone other than you.

Key Concepts - continued

Covered Securities

Securities in which you or any other covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, including:

  Shares (public and private companies)
  Government securities
  Corporate and municipal bonds
  Convertible bonds
  Shares of FIL funds and FMR funds unless excluded below
  Shares of open-ended funds that are non-FIL funds unless an Approved Fund
  Shares in Exchange Traded Funds (ETFs)
  Shares in closed-end funds
  Options and futures on securities and securities indices
  Single stock futures
  Exchange traded currency derivatives
  Structured Products
  Any other security not specifically excluded

Non-Covered Securities

  Shares of Approved Funds
  Shares of money market funds (including where they are FIL funds and FMR funds)
  US Treasury securities
  Obligations of US Government agencies with remaining maturities of one year or less
  National Savings Certificates issued by the Post Office of India
  Money market instruments
  Currencies and derivatives thereof (unless they are traded on an exchange)
  Commodities, options and futures on commodities that are traded on a commodities exchange
  Shares of other securities in FIL or its affiliates

FIL

FIL Limited and its subsidiaries.

FIL fund

Any fund, account or asset pool advised or sub-advised by FIL or an affiliate (other than an FMR fund) including FIL managed closed end funds such as Investment Trusts in the UK.

FMR

FMR LLC and its subsidiaries.

FMR fund

Any fund, account or asset pool advised or sub-advised by FMR or an affiliate (other than a FIL fund).

FundsNetwork™

All FundsNetwork™platforms operated by FIL.

Hedge fund

Hedge fund investments are not permitted. Please contact your local Ethics Office for advice if you want to confirm whether a fund is a hedgefund or not.

Non-FIL fund

Any open-ended fund that is not a fund or an FMR fund.

The online Ethics System

The link to the online FIL Code of Ethics system, supporting policies, procedures and fact sheets is http://www.fil-coe.uk.fid-intl.com

Permissible Indices

Any official index which has a minimum of 30 components with no opportunity, directly or indirectly, one component representing more than 25% of the index at the time of purchase. A list is maintained on the the Code of Ethics website.

Web-Based Fact Sheets

Throughout the Code there are references to web-based fact sheets where you can get more detail on some of the policies and key concepts of the Code. These fact sheets are available on the online Code of Ethics system (http://www.fil-coe.uk.fid-intl.com).

FIL LIMITED COE/DCD/1208